UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 20, 2014 (August 14, 2014)

TRONOX LIMITED

(Exact name of registrant as specified in its charter)

Western Australia, Australia	001-35573	98-1026700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

(Address of principal executive offices, including zip code)

(203) 705-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Thomas Casey Amended and Restated Employment Agreement

On August 14, 2014, Tronox Limited (the “Company”) and Tronox LLC, a wholly-owned subsidiary of the Company, entered into an amended and restated employment agreement with Thomas Casey, the Company’s Chief Executive Officer (the “Amended and Restated Agreement”). The Amended and Restated Agreement is effective as of August 14, 2014 and amends and restates Mr. Casey’s former employment agreement with Tronox LLC, dated as of April 19, 2012 and effective as of October 5, 2011, as amended by the first amendment thereto, dated February 22, 2013 (the “Prior Employment Agreement”). The Amended and Restated Agreement extends the initial three-year term of the Prior Employment Agreement from October 4, 2014 to October 4, 2017. The Amended and Restated Agreement does not change Mr. Casey’s existing base salary or his target annual bonus. In addition, Mr. Casey will remain eligible for grants of annual equity awards under the Company’s Management Equity Incentive Plan (the “Plan”), as determined by the Human Resources and Compensation Committee of the Company’s Board of Directors.

The Amended and Restated Agreement modifies certain provisions relating to the vesting of Mr. Casey’s equity-based incentive compensation upon termination of his employment or a “change in control” (as defined in the Amended and Restated Agreement). In the event there is (i) a “change in control” or (ii) termination of Mr. Casey’s employment as a result of death, disability or retirement, all of his equity-based incentive compensation shall vest in full.

In the event of termination by the Company without “cause” or by Mr. Casey for “good reason” (each as defined in the Amended and Restated Agreement), Mr. Casey’s equity-based incentive compensation (i) which is subject to time-based vesting criteria will vest in full and (ii) which is subject to performance-based vesting criteria will vest on a pro rata basis as if all applicable performance targets had been met at target levels; provided, however, that the performance-based awards vesting in October 2014 will vest on a pro rata basis based upon the Company’s actual achievement of such performance targets.

In addition, the Amended and Restated Agreement provides that in the event a Change in Control Agreement (as defined in the Amended and Restated Agreement) is entered into within 6 months prior to Mr. Casey’s termination by the Company without “cause” or by Mr. Casey for “good reason,” and a “change in control” is subsequently effected after entry into such Change in Control Agreement, then such portion of the performance-based awards that did not vest as a result of Mr. Casey’s termination shall vest upon consummation of such “change in control.” Moreover, in such circumstances, subject to Mr. Casey’s execution of a mutual release of claims, in addition to the other severance payable to him (i.e., two times the sum of base salary and target bonus), Mr. Casey will be entitled to receive a further severance amount equal to the sum of his base salary and target bonus, which he would have otherwise received upon a “change in control” under the Prior Employment Agreement.

The Amended and Restated Agreement provides that Mr. Casey will be subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement which are similar in all material respects to the restrictive covenants in the Prior Employment Agreement.

The foregoing description of the Amended and Restated Agreement is summary in nature, and is qualified in its entirety by reference to the Amended and Restated Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Amendment to Certain Equity-Based Award Agreements

In connection with the execution of the Amended and Restated Agreement, the Company and Mr. Casey entered into an Amendment to Certain Equity-Based Award Agreements on August 14, 2014 (the “Award Amendment”). The Award Amendment amends certain provisions of the equity-based award agreements specified therein relating to the vesting of Mr. Casey’s awards, which amendments conform the vesting provisions of such award agreements to the aforementioned vesting provisions now provided under the Amended and Restated Agreement.

The foregoing description of the Award Amendment is summary in nature, and is qualified in its entirety by reference to the Award Amendment, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated as of August 14, 2014 by and between Tronox Limited, Tronox LLC and Thomas Casey

10.2	Amendment to Certain Equity-Based Award Agreements, dated as of August 14, 2014, between Tronox Limited and Thomas Casey

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX LIMITED

	By:	/s/ Richard L. Muglia
Date: August 20, 2014	Name:	Richard L. Muglia
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated as of August 14, 2014 by and between Tronox Limited, Tronox LLC and Thomas Casey

10.2	Amendment to Certain Equity-Based Award Agreements, dated as of August 14, 2014, between Tronox Limited and Thomas Casey